Exhibit 10.2

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of October 6, 2021, is entered into by and among Kenneth V. Stevens, an individual residing in the Commonwealth of Massachusetts (“Seller”), Mission Partners RE, LLC, a Delaware limited liability company (“Buyer”), and 4Front Ventures Corp., a corporation amalgamated under the Laws of the Province of British Columbia, Canada (“4Front”).

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding membership interests (the “Membership Interests”) of 29 Everett Street LLC, a Massachusetts limited liability company (the “Company”);

WHEREAS, the Company owns certain real property located at 29 Everett Street, Holliston, Massachusetts 01746 (the “Real Property”), which is leased to and used by New England Cannabis Corporation, Inc., a Massachusetts corporation (“NECC”), pursuant to the terms and conditions of that certain Standard Form Commercial Lease dated February 1, 2018 (the “Operating Lease”), in connection with its operation of a cannabis cultivation and manufacturing business pursuant to licenses issued by the Massachusetts Cannabis Control Commission (the “CCC”);

WHEREAS, 4Front and Seller are entering into an Agreement and Plan of Merger, of even date herewith (the “NECC Merger Agreement”), pursuant to which 4Front (or one of its wholly owned subsidiaries) intends to acquire from Seller 100% of the issued and outstanding capital stock of NECC, subject to CCC approval and certain other conditions to closing (collectively, the “NECC Acquisition”); and

WHEREAS, in furtherance of the foregoing, but subject to the consummation of the NECC Acquisition, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Terms not otherwise defined in this Agreement have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Phoenix, Arizona, Holliston, Massachusetts or Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement; provided, however, that each of 4Front and Buyer acknowledges and agrees that information and documentation provided electronically to 4Front (a) in the “Project Mayflower” virtual data room (hosted on Onehub) or (b) via e-mail sent to Karl Chowscano on October 4, 2021 (with the subject line “NECC/Everett Disclosure Due Diligence Documents” or “NECC/Everett Disclosure E-Mail Communication”) will be deemed to have been included in the Disclosure Schedules so long as (i) such information was delivered prior to the date of this Agreement and (ii) the relevance of such information as it relates to any representation, warranty or other provision set forth in this Agreement is reasonably apparent on its face.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Taxes” means without duplication, all (a) Taxes (or the non-payment thereof) of Seller for any taxable period (or portion thereof), including with respect to the transaction contemplated by this Agreement; (b) Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period; (c) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its subsidiaries (or any predecessor thereof ) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or other law or regulation; (d) Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law as the result of transactions or events occurring prior to the Closing Date; (e) the employer’s share of any and all payroll, employment or similar Taxes required to be made with respect to any payments made in connection with the transactions contemplated by this Agreement; (f) Seller’s fifty percent (50%) share of any transfer Taxes payable as contemplated by Section 6.02; and (g) reasonable out-of-pocket and third party costs and expenses associated with preparing and filing any Tax Return with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, such costs and expenses of any Tax Return allocable to the portion of any Straddle Period ending on the Closing Date).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Seller, or any other manager or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, provided, that, any time that the term “Law” is used herein, any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of United States federal government that prohibits or penalizes commercial cannabis activities is excluded therefrom.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

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“Material Adverse Effect” means, with respect to a Party, any changes, events, circumstances or developments that have, would have, or would reasonably be expected to have, a material adverse effect on (a) the historical, near-term or long-term projected business, assets, properties, results of operations or condition (financial or otherwise) of such Party, (b) the value of such Party, or (c) the ability of such Party to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities in order to conduct the applicable business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and for any Straddle Period the portion of such Straddle Period up to and including the Closing Date.

“Representative” means, with respect to any Person, any and all managing member, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Transaction Documents” means this Agreement and the Assignment.

ARTICLE II
Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Membership Interests shall be Sixteen Million Dollars ($16,000,000 USD) plus the Reimbursable Investments (as defined below), if any (collectively, the “Purchase Price”). The Purchase Price shall be paid as follows:

(a)       The sum of (i) $ Sixteen Million Dollars ($16,000,000 USD), plus (ii) the dollar amount of any investments by Seller into the Company agreed to in writing by Buyer and Seller (the “Reimbursable Investments”), which amount shall be documented by a certificate (the “Reimbursement Certificate”) executed and delivered by Buyer and Seller prior to or upon the Closing (the sum of items (i) and (ii), the “Closing Date Payment”) shall be paid by Buyer at the Closing in cash or other immediately available funds, in accordance with the wire instructions provided by Seller prior to the Closing.

Section 2.03 Transactions to be Effected at the Closing.

(a)       At the Closing, Buyer shall:

(i)       pay the Closing Date Payment to Seller;

(ii)       deliver or cause to be delivered to Seller such affidavits, certificates or other forms required by Law or otherwise provided in accordance with local custom of the Town of Holliston, Middlesex County and/or the Commonwealth of Massachusetts as may be necessary or appropriate to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, if any;

(iii)       deliver or cause to be delivered to Seller a duly executed Reimbursement Certificate in a form reasonably acceptable to Buyer and Seller; and

(iv)       deliver or cause to be delivered to Seller the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)       At the Closing, Seller shall deliver to Buyer:

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(i)       an assignment of the Membership Interests to Buyer, substantially in the form attached hereto as Exhibit A (the “Assignment”), duly executed by Seller;

(ii)       such affidavits, certificates or other forms required by Law or otherwise provided in accordance with local custom of the Town of Holliston, Middlesex County and/or the Commonwealth of Massachusetts as may be necessary or appropriate to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, if any;

(iii)       a duly executed Reimbursement Certificate in a form reasonably acceptable to Buyer and Seller; and

(iv)       the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Arizona time, no later than three (3) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at the Closing), via the parties’ remote exchange of fully executed Transaction Documents and other Closing deliverables (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Withholding Tax. Buyer and 4Front shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and 4Front may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer and 4Front that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Authority of Seller; Enforceability. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer and 4Front) this Agreement constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution, and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against him in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other Laws of general application affecting the enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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Section 3.02 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it (including, without limitation, the Real Property) and to carry on its business as it has been and is currently conducted. All limited liability company actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a)       Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)       The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)       There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 No Subsidiaries. The Company does not own, or have any interest, in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 3.06 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, except (a) those which have been disclosed in writing to Buyer prior to the date hereof, and (b) those which may be incurred in the ordinary course of business consistent with past practice between the date hereof and the Closing Date and which are not, individually or in the aggregate, material in amount.

Section 3.07 Title to Assets; Real Property.

(a)       The Company has good, valid and marketable title to the Real Property and all personal property and other assets held by it as of the date hereof, as disclosed in writing to Buyer prior to the date hereof. All such properties and assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)       the Operating Lease;

(ii)       those items set forth in Section 3.07(a)(ii) of the Disclosure Schedules;

(iii)       liens for Taxes not yet due and payable;

(iv)       mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(v)       zoning ordinances and other similar entitlements affecting the Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(vi)       other than with respect to the Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

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(b)       With respect to Real Property (i) Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, a copy of the Operating Lease by which NECC leases and operates the Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property; (ii) except as set forth in the Operating Lease, Seller has granted no Person any right (including, without limitation, any option, right of first refusal, or right of first) in or to such Real Property, and to Seller’s Knowledge no such rights or claims by another Person in or to such Real Property exist; and (iii) the Company and NECC each have a valid and enforceable leasehold interest under the Operating Lease relating to Real Property, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity), and the Operating Lease is in full force and effect and constitutes a valid and binding obligation of the Company and NECC, enforceable against the Company and NECC in accordance with its terms.

(c)       The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Knowledge of Seller, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(d)       There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to Seller’s Knowledge, threatened with respect to the Real Property, and the Company has not received written notice of any such proceedings.

(e)       To Seller’s Knowledge, the Company is in peaceful and undisturbed possession of each parcel of Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used, including, without limitation, in connection with its operation of the CCC. Except for the Operating Lease, the Company has not leased or subleased all or any portion of Real Property to any other Person and, to Seller’s Knowledge, no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement.

Section 3.08 Insurance. Section 3.08 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or the Company and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Seller nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor the Company is in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

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Section 3.09 Legal Proceedings; Governmental Orders.

(a)       There are no Actions pending or, to the Knowledge of Seller, threatened (i) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (ii) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)       There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.10 Compliance With Laws; Permits.

(a)       The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)       All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.10(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.10(b) of the Disclosure Schedules.

Section 3.11 Environmental Matters. During the period of the Company’s ownership of the Real Property: (a) neither the Company nor Seller have knowingly caused or allowed the use, generation, manufacture, production, treatment, transportation, storage, release, discharge, or disposal of any Hazardous Materials on, under, or about the Real Property in violation of any Environmental Law; (b) except as may be otherwise disclosed in that certain Phase I Environmental Site Assessment File No. 01.0173441.00 dated October 23, 2017 prepared by GZA GeoEnvironmental, Inc., neither the Company nor Seller has received notice of any actual or alleged violation, infraction, proceeding, investigation, liability, penalty or any other claim or act of non-compliance with respect to the Real Property relating to any Environmental Law; (c) to the Knowledge of Seller, the Company has obtained and is in material compliance with Environmental Law necessary for the ownership, lease, operation or use of the business or assets of the Company; and (d) to the Knowledge of Seller, and except as may be otherwise disclosed in that certain Phase I Environmental Site Assessment File No. 01.0173441.00 dated October 23, 2017 prepared by GZA GeoEnvironmental, Inc., the Real Property is free from Hazardous Materials, and is not now in violation of any Environmental Law.

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Section 3.12 Taxes.

(a)       All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)       No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(c)       No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(d)       All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(e)       The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)       There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company (including, without limitation, the Real Property).

(g)       The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing, or Tax allocation agreement.

(h)       The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(i)       Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(j)       The Company is, and at all times since its formation has been, classified as a disregarded entity for U.S. federal and applicable state and local Tax purposes.

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(k)       The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.13 Brokers. Except for EVMARC Advisors (Peter Nagle), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or the Company. Any and all fees, commissions or other amounts payable to EVMARC Advisors (Peter Nagle) are the sole and exclusive responsibility of Seller, and shall be paid in full by Seller at or prior to the Closing.

Section 3.14 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer AND 4FRONT

Buyer and 4Front jointly and severally represent and warrant to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer and 4Front; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. 4Front is a corporation duly amalgamated, validly existing and in good standing under the Laws of the Province of British Columbia, Canada. Each of Buyer and 4Front has full power and authority to enter into this Agreement and the other Transaction Documents to which such Person is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and 4Front of this Agreement and any other Transaction Document to which such Person is a party, the performance by such Person of its obligations hereunder and thereunder and the consummation by such Person of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Person. This Agreement has been duly executed and delivered by each of Buyer and 4Front, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of each of Buyer and 4Front enforceable against such Person in accordance with its terms. When each other Transaction Document to which Buyer or 4Front is or will be a party has been duly executed and delivered by such Person (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer or 4Front, as applicable, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other Laws of general application affecting the enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by each of Buyer and 4Front of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer or 4Front; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or 4Front; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or 4Front is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or 4Front in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect with respect to 4Front or Buyer, and (ii) necessary filings under Canadian Securities Laws and with the CSE, as applicable.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act, or any state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable.

Section 4.04 Brokers. Except for Fort Capital Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or 4Front. Any and all fees, commissions or other amounts payable to Fort Capital Partners are the sole and exclusive responsibility of 4Front, and shall be paid in full by 4Front at or prior to the Closing.

Section 4.05 Legal Proceedings; Governmental Orders. There are no Actions pending or, to Buyer’s or 4Front’s knowledge, threatened against or by Buyer, 4Front or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There are no outstanding material Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting 4Front’s or Buyer’s properties or assets that would reasonably be expected to have a Material Adverse Effect.

ARTICLE V
Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

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(a)       operate the Company’s business and comply with this Agreement in good faith;

(b)       cause the Company to preserve and maintain all of its Permits;

(c)       cause the Company to pay its debts, Taxes and other obligations when due;

(d)       cause the Company to maintain the properties and assets owned, operated or used by the Company (including, without limitation, the Real Property) in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)       cause the Company to continue in full force and effect without modification all of its insurance policies, except as required by applicable Law;

(f)       cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business; and

(g)       cause the Company to comply in all material respects with all applicable Laws.

Section 5.02 Access to Information; Inspection. From the date hereof until the Closing, Seller shall, and shall cause the Company to, upon reasonable advance notice to Seller, (a) afford Buyer and its Representatives full and free access to and the right to inspect the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. The investigations by Buyer and cooperation by Seller and the Company shall expressly include, at Buyer’s discretion, a Phase I environmental site assessment (an “Updated Phase I ESA”) and an updated title report (an “Updated Title Report”). All investigation or inspection pursuant to this Section 5.02, including, without limitation, any Updated Phase I ESA and/or Updated Title Report, shall be at Buyer’s sole expense. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company, and any physical inspection shall occur during normal business hours unless otherwise agreed to by Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement. Notwithstanding the foregoing, all access to the Real Property and all other property, books, records, documents, and data shall be made in accordance with all applicable Laws, including, without limitation, M.G.L. c. 94G and 935 CMR 500.000 et seq.

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Section 5.03 Notice of Certain Events.

(a)       From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)       any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)       any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)       any Actions commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)       Buyer’s receipt of information pursuant to this Section 5.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules unless the Closing occurs, in which event such information shall be deemed to amend and supplement the representations and warranties of Seller and the Disclosure Schedules, as applicable.

Section 5.04 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the requested by Buyer at least three (3) Business Days prior to the Closing.

Section 5.05 Confidentiality. From and after the Closing, Seller shall, and shall cause his Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of his Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of his Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of his Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by his counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.06 Governmental Approvals and Consents.

(a)       Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b)       Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are required in connection with the transactions contemplated by this Agreement.

(c)       Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)       respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii)       avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii)       in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)       If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, Seller shall use his reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

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(e)       Notwithstanding the foregoing, nothing in this Section 5.06 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.07 Books and Records.

(a)       In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i)       retain the books and records of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)       upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)       In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall:

(i)       retain the books and records of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)       upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)       Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.07 where such access would violate any Law.

Section 5.08 Closing Conditions From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.09 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirement (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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Section 5.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
TAX MATTERS

Section 6.01 Purchase Price Allocation. The parties agree that the Purchase Price, and any other items of consideration properly taken into account under any applicable Law, shall be allocated among the assets of the Company in accordance with the allocation schedule and principles underlying the same set forth on Schedule 6.01 attached hereto (the “Allocation Schedule”). The parties shall, and shall cause their Affiliates to, file all Tax Returns and information reports in a manner consistent with the Allocation Schedule. The parties shall cooperate with each other as reasonably requested in connection with the preparation, execution and filing of all tax returns related to such allocation including the timely filing of IRS Form 8954 with the Internal Revenue Service consistent with such allocation and providing copies of such IRS Form 8594 in the form filed.

Section 6.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)       The NECC Acquisition shall have been consummated (or will be consummated simultaneously with the transactions contemplated by this Agreement) in accordance with the terms and conditions of the NECC Merger Agreement.

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Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)       Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03 and Section 3.13, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03 and Section 3.13 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)       Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by Seller prior to or on the Closing Date.

(c)       No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)       All approvals, consents and waivers that are required to be obtained by or on behalf of Seller in connection with the transactions contemplated by this Agreement shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)       Seller shall have duly executed and delivered the Assignment to Buyer.

(f)       The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g)       Buyer shall have received a certificate, dated the Closing Date and signed by Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(h)       Buyer shall have received resignations of the managers and officers of the Company pursuant to Section 5.04.

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(i)       Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the Secretary of State of the Commonwealth of Massachusetts.

(j)       Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(k)       Buyer shall be satisfied in its discretion with any Updated Phase I ESA and/or Updated Title Report obtained by Buyer pursuant to Section 5.02, as applicable; provided, however, that Buyer shall be deemed to be so satisfied unless, prior to the date that seven (7) days following the date that Buyer receives such Updated Phase I ESA or such Updated Title Report, as applicable, Buyer has provided written notice to Seller of its dissatisfaction with the applicable report.

(l)       Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)       Other than the representations and warranties of Buyer and 4Front contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer and 4Front contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer and 4Front contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)       Buyer and 4Front shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by Buyer or 4Front, as applicable, prior to or on the Closing Date.

(c)       No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)       All approvals, consents and waivers that are required to be obtained by or on behalf of Buyer or 4Front in connection with the transactions contemplated by this Agreement shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

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(e)       The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(f)       Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer and 4Front, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g)       Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer and 4Front certifying that attached thereto are true and complete copies of all resolutions adopted by the sole member of Buyer and the board of directors of 4Front authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)       Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer and 4Front certifying the names and signatures of the officers of Buyer and 4Front, respectively, authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)       Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, including the limitations set forth in Section 8.04, Seller shall indemnify and defend each of Buyer, 4Front and their Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)       any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)       any Indemnified Taxes; or

(c)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, including the limitations set forth in Section 8.05, Buyer and 4Front shall jointly and severally indemnify and defend Seller and his Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of Buyer or 4Front contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer or 4Front pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or 4Front pursuant to this Agreement.

Section 8.04 Limitations on Indemnification by Seller.

(a)       With respect to the matters described in Section 8.02(a) hereof and Section 8.02(a) of the NECC Merger Agreement, the aggregate maximum liability of Seller shall be equal to $20,000,000 (the “Cap”).

(b)       In the event that the subject matter of any claim by Buyer Indemnitees for indemnification under Section 8.02 is covered by any insurance (including title insurance) held by Buyer, the Company and/or any of their respective Affiliates (following the Closing) or any third party indemnification agreement or the like to which Buyer, the Company and/or any of their respective Affiliates (following the Closing) is a beneficiary, the amount for which such Buyer Indemnitee is entitled to indemnification under Section 8.02 shall be reduced by the amount of insurance or other indemnification proceeds actually received (net of any costs or expenses incurred in obtaining such recoveries, including any increases in insurance premiums reasonably attributable to the applicable claim). In the event that any Buyer Indemnitee receives insurance proceeds after being paid by Seller with respect to an indemnifiable matter under Section 8.02, the Buyer Indemnitee in receipt of such insurance proceeds will remit such proceeds to Seller (net of any costs or expenses incurred in obtaining such recoveries, including any resulting increases in insurance premiums); provided that the remittance of such insurance proceeds shall not exceed the amount previously paid by Seller with respect to such matter. For the avoidance of doubt, (i) nothing in this section shall be deemed to waive or limit the subrogation rights of any insurer and (ii) nothing in this section shall be deemed to impose any obligation on 4Front, Buyer or the Company to pursue recovery from any such insurance or third-party agreement, nor to maintain any of the same.

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Section 8.05 Limitations on Indemnification by Buyer and 4Front. With respect to the matters described in Section 8.03(a) hereof and Section 8.03(a) of the NECC Merger Agreement, the aggregate maximum liability of Buyer and 4Front shall be the amount of the Cap.

Section 8.06 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a)       Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.06(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)       Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.06(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)       Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 8.07 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 8.08 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.10 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by the mutual written consent of Seller and Buyer;

(b)       by Buyer by written notice to Seller if:

(i)       Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within 10 days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)       any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021 (which date may be extended by either Buyer or Seller upon written notice to the other party if and as needed to obtain any approval(s) required from the CCC or any other Governmental Authority in connection with the transactions contemplated by this Agreement or the NECC Merger Agreement) (as applicable, the “Outside Closing Deadline”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)       by Seller by written notice to Buyer if:

(i)       Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within 10 days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)       any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Closing Deadline, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof or of the NECC Merger Agreement to be performed or complied with by them prior to the Closing; or

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(d)       by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)       as set forth in this ARTICLE IX and Section 5.05 and ARTICLE X hereof; and

(b)       that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Kenneth V. Stevens 156 Diablo Road, Suite 300 Danville, CA 94526 Email: matken@earthlink.net
with a copy to (which shall not constitute valid notice to Seller):	Vicente Sederberg LLP 800 Boylston Street, 26th Floor Boston, MA 02199 Attention: Jeremy Shaw Email: jeremy@vicentesederberg.com

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If to Buyer or 4Front:	4Front Ventures Corp. 5060 N. 40th Street Suite 120 Phoenix, AZ 85018 Attention: Leonid Gontmakher, CEO Email: leo@4frontventures.com
with a copy to (which shall not constitute valid notice to Buyer or 4Front):	Snell & Wilmer L.L.P. One Arizona Center 400 E. Van Buren Street, Suite 1900 Phoenix, AZ 85004-2202 Attention: Jeffrey A. Scudder, P.C. Email: jscudder@swlaw.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement, the NECC Merger Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction).

(b)       ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS IN EACH CASE LOCATED IN SUFFOLK COUNTY, MASSACHUSETTS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

By:
Name:	Kenneth V. Stevens

BUYER:

MISSION PARTNERS RE, LLC

By:	Mission Partners USA, LLC
Its:	Sole Member

By:
Name:	Leonid Gontmakher
Title:	Authorized Signatory

4FRONT:

4FRONT VENTURES CORP.

By:
Name:	Leonid Gontmakher
Title:	Chief Executive Officer

[Signature Page to Project Mayflower Membership Interest Purchase Agreement]

EXHIBIT A

Assignment

(See attached)

Final Form

MEMBERSHIP INTEREST ASSIGNMENT1

FOR VALUE RECEIVED, pursuant to the provisions of that certain Membership Interest Purchase Agreement, dated as of October [__], 2021, by and among Kenneth V. Stevens, an individual residing in the Commonwealth of Massachusetts (“Seller”), Mission Partners RE, LLC, a Delaware limited liability company (“Buyer”), and 4Front Ventures Corp., a corporation amalgamated under the Laws of the Province of British Columbia, Canada, Seller does hereby convey, assign and transfer to Buyer, all legal and beneficial right, title and interest in and to 100% of the issued and outstanding limited liability company membership interests of 29 Everett Street LLC, a Massachusetts limited liability company (the “Company”), owned by the undersigned and standing in the name of the undersigned on the books and records of the Company, free and clear of any and all Encumbrances. The undersigned does hereby irrevocably constitute and appoint any authorized representative of the Company as his attorney in fact to reflect the transfer of said limited liability company membership interests on the books of the Company, with full power of substitution.

DATED: __________, 2021.

SELLER:

By:
Name:	Kenneth V. Stevens

1 S&W NTD: Seller’s counsel to confirm sufficiency of conveyance document under Massachusetts law, including whether assignment needs to be notarized.

SCHEDULE 6.01

Purchase Price Allocation

The Purchase Price and any assumed liabilities, costs and other items include in “consideration” for purposes of Section 1060 of the Code shall be allocated among the assets of the Company in accordance with the methodology for determining the fair market value of the Company’s assets set forth herein. The class references are in accordance with Treasury Regulation Sections 1.338-6, 1.338-7 and 1.1060-1:

Asset Class	Valuation
Class I Cash and general deposit accounts, other than certificates of deposit	The book value (if any) of such assets as of the Closing, as reflected in the Company’s books and records, which shall be subject to review and approval by 4Front
Class II Marketable Securities	The book value (if any) of such assets as of the Closing, as reflected in the Company’s books and records, which shall be subject to review and approval by 4Front
Class III Accounts Receivable	The book value (if any) of such assets as of the Closing, as reflected in the Company’s books and records, which shall be subject to review and approval by 4Front
Class IV Inventory	The book value (if any) of such assets as of the Closing, as reflected in the Company’s books and records, which shall be subject to review and approval by 4Front
Class V Tangible Property	The book value (if any) of such assets as of the Closing, as reflected in the Company’s books and records, which shall be subject to review and approval by 4Front
Class VI Intangible Property and Covenant Not-to-Compete	The book value (if any) of such assets as of the Closing, as reflected in the Company’s books and records, which shall be subject to review and approval by 4Front
Class VII Goodwill and Going Concern Value	The remainder of the Purchase Price (and any other Section 1060 consideration), to the extent not allocated to the asset classes listed above